Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with the consolidated financial statements and accompanying notes of the company appearing elsewhere in this Report. This discussion of our financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in our operations, development efforts and business environment, including those set forth in this Item 7, and in the sections entitled “1A. Risk Factors” and “1. Business” in this Report and uncertainties described elsewhere in this Report. All forward-looking statements included in this Report are based on information available to the company as of the date hereof.

General

Company Overview

We are a specialty biopharmaceutical company focused on developing and commercializing products in various therapeutic areas, including respiratory disease, allergy and opioid overdose. Our products and product candidates in the allergy, respiratory, and opioid overdose markets include: SYMJEPI (epinephrine) Injection 0.3mg, which was approved by the U.S. Food and Drug Administration, or FDA, in 2017 for use in the emergency treatment of acute allergic reactions, including anaphylaxis; SYMJEPI (epinephrine) Injection 0.15mg which was approved by the FDA in September 2018, for use in the treatment of anaphylaxis for patients weighing 33-66 pounds; a naloxone injection product candidate, ZIMHI, based on the approved Symject™ injection device and intended for the treatment of opioid overdose for which the company submitted an NDA to the FDA in December 2018 and with respect to which the company received a Complete Response Letter, or CRL, from the FDA in November 2019; a Beclomethasone metered dose inhaler product candidate (APC-1000) intended for the treatment of asthma for which the company submitted an Investigational New Drug application, or IND, in January 2018 and initiated the start-up phase of  Phase 3 studies, which has been suspended; and a fluticasone (APC-4000) dry powder inhaler, or DPI, product candidate for the treatment of asthma. Our goal is to create low cost therapeutic alternatives to existing treatments. Consistent across all specialty pharmaceuticals product lines, we intend to submit NDAs under Section 505(b)(2), of the U.S. Food, Drug & Cosmetic Act, as amended, or FDCA, or Section 505(j) Abbreviated New Drug Applications, or ANDAs, to the FDA, whenever possible, in order to potentially reduce the time to market and to save on costs, compared to those associated with Section 505(b)(1) NDAs for new drug products.

Our U.S. Compounding, Inc., subsidiary, or USC, which we acquired in April 2016 and which is registered as a drug compounding outsourcing facility under Section 503B of the FDCA and the U.S. Drug Quality and Security Act, or DQSA, provides prescription compounded medications, including compounded sterile preparations and nonsterile compounds, to patients, physician clinics, hospitals, surgery centers and other clients throughout most of the United States. USC’s product offerings broadly include, among others, corticosteroids, hormone replacement therapies, hospital outsourcing products, injectables, urological preparations, topical compounds for pain and men’s and women’s health products. USC’s compounded formulations in many circumstances are offered as alternatives to drugs approved by the FDA. USC also provides certain veterinary pharmaceutical products for animals.

Commencing April 1, 2020, we transitioned from one reportable segment to two reportable segments. From April 2020, we will manage our operations through two businesses: Drug Development and Commercialization, which includes the out-licensing of the Company’s FDA approved products and the Compounded Pharmaceuticals business. Information regarding revenue and operating income attributable to each of our reportable segments is included within “Note 20 - Segment Information” of the Notes to Consolidated Financial Statements included in Exhibit 99.1 in this Form 8-K.To achieve our goals and support our overall strategy, we will need to raise a substantial amount of funding and make significant investments in, among other things, new product development and working capital.

SYMJEPI (epinephrine) Injection Product

On June 15, 2017, the FDA approved the company’s SYMJEPI (epinephrine) Injection 0.3mg product for the emergency treatment of allergic reactions (Type I) including anaphylaxis. SYMJEPI (epinephrine) Injection 0.3mg is intended to deliver a dose of epinephrine, which is used for emergency, immediate administration in acute anaphylactic reactions to insect stings or bites, allergic reaction to certain foods, drugs and other allergens, as well as idiopathic or exercise-induced anaphylaxis, to patients weighing 66 pounds or greater.

On September 27, 2018, the FDA approved our lower dose version (0.15mg) of SYMJEPI (epinephrine) Injection, which is intended for patients weighing 33 to 66 pounds.

In July 2018, we entered into a Distribution and Commercialization Agreement with Sandoz Inc., a division of Novartis AG, to commercialize our SYMJEPI product. Under the terms of the agreement, we appointed Sandoz as the exclusive distributor of SYMJEPI in the United States and related territories, or the Territory, in all fields including both the retail market and other markets, and granted Sandoz an exclusive license under our patent and other intellectual property rights and know-how to market, sell, and otherwise commercialize and distribute the product in the Territory, subject to the provisions of the agreement, in partial consideration of an upfront fee by Sandoz and potential performance-based milestone payments.

The agreement provides that Sandoz will pay to us 50% of the Net Profit from Net Sales, as each such term is defined in the agreement, of the product in the Sandoz Territory to third parties, determined on a quarterly basis. We will be the supplier of the product to Sandoz, and Sandoz will order and pay us a supply price for quantities of products ordered. We will be responsible for all manufacturing and, prior to Sandoz paying us the supply price, the component and supply costs related to manufacturing and supplying the product to Sandoz. Under the agreement, Sandoz has sole discretion in determining pricing, terms of sale, marketing, and selling decisions relating to the product.

On January 16, 2019, we announced that Sandoz had launched SYMJEPI (epinephrine) 0.3 mg Injection in the U.S. market, initially available in the institutional setting. On July 9, 2019, we announced the full launch (institutional and retail) by Sandoz of both dose forms of the SYMJEPI injection products. We have had discussions with Sandoz regarding marketing initiatives and alternatives for successful commercialization of SYMJEPI.

On October 1, 2019, we entered into an exclusive distribution and commercialization agreement with a company in Australia to register and commercialize the SYMJEPI products in the Australia and New Zealand markets, after all required regulatory registration and approvals have been obtained, and that the company anticipates that it could take many months in order to obtain the required registration and approvals.

ZIMHI (naloxone) Injection Product

On December 31, 2018, we filed an NDA with the FDA relating to our higher dose naloxone injection product, ZIMHI, for the treatment of opioid overdose.

On November 22, 2019, we received a Complete Response Letter, or CRL, from the FDA regarding our NDA for ZIMHI.  The CRL stated that the FDA determined that it could not approve the NDA in its present form and provided recommendations needed for resubmission.  A CRL is issued by the FDA’s Center for Drug Evaluation and Research when it has completed its review of a file and questions remain that preclude the approval of the NDA in its current form.  The questions raised by the FDA related generally to Chemistry, Manufacturing and Controls (CMC). No other clinical safety or efficacy issues were raised, and the New Drug Application will remain open until the CMC issues are resolved. In December 2019, we provided responses to the FDA to the comments included in the CRL. In February, we had a Type A meeting with the FDA to discuss the company’s response to the CRL and the process and timeline for resubmission of the NDA to the FDA.  At the meeting, the Company obtained concurrence from the agency on the Chemistry, Manufacturing and Controls, or CMC, information required for resubmission of the NDA.  The additional information involves extractables and leachables testing from the syringe and glassware.  In addition, the potential public health role of ZIMHI in the current opioid epidemic was also discussed. The company believes it can generate the additional information and, assuming successful testing, resubmit the NDA in the second quarter of 2020.  The FDA expressed its intent to review the resubmission in a rapid and timely manner, consistent with agency guidelines.

Going Concern and Management Plan

The financial statements included elsewhere herein for the year ended December 31, 2019, were prepared under the assumption that we would continue our operations as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. However, as of December 31, 2019, we had cash and cash equivalents of approximately $8.8 million, an accumulated deficit of approximately $182.3 million, and liabilities of approximately $11.8 million. We have incurred substantial recurring losses from operations, have used, rather than provided, cash in our continuing operations, and are dependent on additional financing to fund operations. These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements included elsewhere herein do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. In February 2020, we completed a registered direct offering of common stock, and a concurrent private placement of warrants, resulting in estimated net proceeds of approximately $6.1 million.  However, we anticipate that we will need additional funding before the end of fiscal 2020 to continue operations, satisfy our obligations, fund the future expenditures that we believe will be required to support commercialization of our products and conduct the clinical and regulatory work to develop our product candidates.

Our management intends to attempt to secure additional required funding through equity or debt financing, sales or out-licensing of product candidates or intellectual property assets, revenues from sales of compounded sterile formulations, share of profits received relating to sales in the U.S. of our SYMJEPI products, seeking partnerships or commercialization agreements with other pharmaceutical companies or third parties to co-develop and fund research and development or commercialization efforts of our products, from a business combination, or similar transactions. However, there can be no assurance that we will be able to obtain any sources of funding. Such additional funding may not be available, may not be available on reasonable terms, and, in the case of equity financing transactions, could result in significant additional dilution to our stockholders. If we do not obtain required additional equity or debt funding, our cash resources will be depleted and we could be required to materially reduce or suspend operations, which would likely have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships, at least until additional funding is obtained. If we do not have sufficient funds to continue operations, we could be required to seek bankruptcy protection or other alternatives that could result in our stockholders losing some or all of their investment in us.

Funding that we may receive during fiscal 2020 is expected to be used to satisfy existing obligations and liabilities and working capital needs, to support commercialization of our products and conduct the clinical and regulatory work to develop our product candidates, to begin building working capital reserves and to fund a number of projects, which may include, without limitation, some or all of the following:

●	continue development and commercialization of our ZIMHI (naloxone) product candidate;
●	continue development of our allergy and respiratory product candidates;
●	pursue the development of other product candidates that we may develop or acquire;
●	fund clinical trials and seek regulatory approvals;
●	expand research and development activities;
●	access manufacturing, commercialization and sales capabilities;
●	implement additional internal systems and infrastructure;
●	maintain, defend and expand the scope of our intellectual property portfolio;
●	acquire products, technologies, intellectual property or companies and support continued development and funding thereof;
●	hire additional management, sales, research, development and clinical personnel; and
●	help fund the operations and capital expenditures of USC.

Results of Operations

Our consolidated results of operations are presented for the year ending December 31, 2019 and for the year ending December 31, 2018.

Years Ended December 31, 2019 and 2018

Revenues

Consolidated revenues were approximately $22,114,000 and $15,087,000 for the years ended December 31, 2019 and 2018, respectively, representing an increase of approximately $7,027,000.

Revenues of our Drug Development and Commercialization business conducted by Adamis were approximately $3,763,000 and $0 for the years ended December 31, 2019 and 2018, respectively.  The increase in revenue for 2019 compared to 2018 was impacted by approximately $3,763,000 of outsourced manufacturing revenue relating to sales of SYMJEPI (epinephrine) Injection 0.3mg and 0.15mg.

Revenues of our Compounded Pharmaceuticals business conducted through USC were approximately $18,351,000 and $15,087,000 for the years ended December 31, 2019 and 2018, respectively. The increase primarily resulted from an increase of approximately $4,379,000 in sales of USC’s sterile pharmaceutical formulations resulting in part from an increase in production in order to meet product demand and from marketing personnel efforts, partially offset by a decrease of approximately $1,115,000 in sales of USC’s non-sterile pharmaceutical formulations primarily due to the ceasing of sales of certain formulations and 503A products.

Cost of Goods Sold

Consolidated cost of goods sold was approximately $15,479,000 and $9,798,000 for the years ended December 31, 2019 and 2018, respectively.  Our cost of goods sold includes direct and indirect costs to manufacture formulations and sell products, including active pharmaceutical ingredients, personnel costs, packaging, storage, shipping and handling costs, the write-off of obsolete inventory and other related expenses. The gross margin percentage for the year ended December 31, 2019 was approximately 30% compared to approximately 35% for the year ended December 31, 2018.

Cost of goods sold of our Drug Development and Commercialization business conducted by Adamis was approximately $5,057,000 and $0 for the years ended December 31, 2019 and 2018, respectively. The gross margin percentage for the year ended December 31, 2019 was approximately (34)% compared to 0% for the years ended December 31, 2018. The approximately $5,057,000 increase in costs of goods sold for 2019 compared to 2018 was primarily related to direct materials, supplies, obsolete inventory and other related expenses associated with the production of SYMJEPI (epinephrine) Injection 0.3mg and 0.15mg.

Cost of goods sold of our Compounded Pharmaceuticals business conducted through USC was approximately $10,422,000 and $9,798,000 for the years ended December 31, 2019 and 2018, respectively. The gross margin percentage for the year ended December 31, 2019 was approximately 43% compared to 35% for the year ended December 31, 2018. Approximately $1,500,000 of the increase in costs of goods sold for 2019 compared to 2018 was primarily related to the overall increase in USC’s production of sterile pharmaceutical formulations.  This amount was partially offset by a decrease of approximately $875,000 primarily attributed to the ceasing of sales of certain formulations and 503A products.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) consist primarily of depreciation and amortization, legal fees, accounting and audit fees, professional/consulting fees and employee compensation. Consolidated SG&A expenses for the years ending December 31, 2019 and 2018 were approximately $25,288,000 and $25,948,000, respectively.

SG&A expenses of our Drug Development and Commercialization business conducted by Adamis for the years ended December 31, 2019 and 2018 were approximately $11,271,000 and $11,530,000, respectively. The decrease was primarily attributable to decreases in compensation expenses of approximately $1,061,000, legal expenses of $104,000 and other related expenses of approximately $144,000.  These amounts were partially offset by increases in PDUFA fees of approximately $399,000, patent expenses of approximately $299,000, consulting expenses of approximately $229,000, and approximately $123,000 in other related expenses.

SG&A expenses of our Compounded Pharmaceuticals business conducted through USC for the years ended December 31, 2019 and 2018 were approximately $14,016,000 and $14,418,000, respectively. The decrease was primarily attributable to decreases in compensation expenses of approximately $508,000, occupancy costs of approximately $377,000, and other related expenses of approximately $16,000.  These amounts were partially offset by increases in legal and consulting expenses of approximately $500,000.

Research and Development Expenses

Our research and development costs are expensed as incurred. Non-refundable advance payments for goods and services to be used in future research and development activities are recorded as an asset and are expensed when the research and development activities are performed. Consolidated research and development expenses were approximately $10,376,000 and $18,794,000 for the years ended December 31, 2019 and 2018, respectively.

Research and development expenses of our Drug Development and Commercialization business conducted by Adamis were approximately $10,293,000 and $18,789,000 for the years ended December 31, 2019 and 2018, respectively. The decrease in research and development expenses for the year ended December 31, 2019, compared to the 2018 year was primarily due to decreases of approximately $4,085,000 in development costs of our APC-8000 product candidate caused by a suspension in development activities, approximately $2,966,000 in development costs of our APC-6000 product candidate as most of development activities were undertaken in 2018, and approximately $318,000 in other related product development expenses.  This amount was partially offset by increases of approximately $382,000 in development costs attributed to our APC-1000 product candidate, approximately $130,000 in development costs attributed to the Symjepi™ (epinephrine) Injection 0.3mg and 0.15mg products, and approximately $327,000 in other product development expenses. Compensation for research and development employees increased by approximately $1,086,000 for the year ended December 31, 2019, compared to the 2018 year, primarily due to increases of approximately $696,000 in options expense and approximately $390,000 in wages and benefits.  This amount was partially offset by a decrease of approximately $664,000 in bonus expenses with respect to the 2019 year, which are not expected to be paid.  Write-offs related to obsolete SYMJEPI inventory that is expected to expire before resale decreased approximately $2,388,000 for the 2019 year compared to the same period in 2018.

Research and development expenses of our Compounded Pharmaceuticals business conducted through USC were approximately $83,000 and $5,000 for the years ended December 31, 2019 and 2018, respectively. USC’s R&D expenses for the years ended December 31, 2019, compared to the comparable 2018 period increased approximately $78,000 due to the testing of new products and equipment.

Impairment Expense

Impairment expenses for the years ended December 31, 2019 and 2018 were approximately $322,000 and $11,000, respectively. The impairment expense in 2019 was attributable to assets damaged at the USC facility caused by a water leak.  The impairment expense in 2018 was attributable to assets damaged at the USC facility caused by flooding.

Other Income (Expense)

Other Income (Expense) consists of interest expense and interest income.  Other income (expense) for the years ended December 31, 2019 and 2018 was approximately $53,000 and $88,000, respectively.  The decrease in other income (expense) during the year ended December 31, 2019, compared to the comparable period of 2018 was primarily due to a decrease in interest income of approximately $70,000 and a decrease of debt related expense (interest expense) of approximately $35,000 for the year ended December 31, 2019.

Income Tax (Expense) Benefit

The income tax (expense) benefit for the years ended December 31, 2019 and 2018 was approximately ($9,000) and $369,000 respectively.  The income tax (provision) benefit for 2019 and 2018 reflected the reassessment of the company’s valuation allowance related to the portion of the deferred tax asset that the company determined to be more-likely-than-not to be recognized. The reassessment resulted from the fact that the company’s indefinite lived taxable temporary differences are now available as a source of future taxable income to offset NOLs generated in the current year which, under the Tax Cuts and Jobs Act, do not expire. This reassessment resulted in a (provision) benefit of approximately ($9,000) and $369,000, respectively.

Liquidity and Capital Resources

We have incurred net losses of approximately $29.3 million and $39.0 million for the years ended December 31, 2019 and 2018, respectively. Since our inception, June 6, 2006, and through December 31, 2019, we have an accumulated deficit of approximately $182.3 million. Since inception and through December 31, 2019, we have financed our operations principally through debt financing and through public and private issuances of common stock and preferred stock. Since inception, we have raised a total of approximately $189.0 million in debt and equity financing transactions, consisting of approximately $23.5 million in debt financing and approximately $165.5 million in equity financing transactions. In February 2020, we completed a registered direct offering of 11,600,000 shares of common stock, and a concurrent private placement of warrants to purchase 8,700,000 shares of common stock, to a small number of accredited institutional investors, resulting in estimated net proceeds of approximately $6.1 million. We will need significant additional funding before the end of fiscal 2020 to satisfy our obligations and fund the future expenditures that we believe will be required to support commercialization of our products and conduct the clinical and regulatory work to develop our product candidates. We may finance future cash needs primarily through proceeds from equity or debt financings, loans, share of profits anticipated to be received relating to sales in the U.S. of our SYMJEPI products, sales of assets, out-licensing transactions, and/or collaborative agreements with corporate partners, and from revenues from our sale of compounded pharmacy formulations. We have used the net proceeds from debt and equity financings for general corporate purposes, which have included funding for research and development, selling, general and administrative expenses, working capital, reducing indebtedness, pursuing and completing acquisitions or investments in other businesses, products or technologies, and for capital expenditures. Assuming adequate funding, we anticipate that we may make capital expenditures before the end of fiscal 2020 of at least approximately $2.0 million to $2.5 million including, without limitation, expenditures relating to a new USC facility and the construction of manufacturing assembly lines for our SYMJEPI (epinephrine) Injection 0.3mg and 0.15mg products and our ZIMHI naloxone (APC-6000) product candidate.

Net cash used in operating activities for the years ended December 31, 2019 and 2018, was approximately $19.9 million and $32.7 million, respectively. Net cash used in operating activities decreased primarily due to the decrease in operating losses, and decrease in prepaid expenses, inventories and other current assets, compared to 2018.

Net cash used in investing activities was approximately $2,866,000 and $3,535,000 for the years ended December 31, 2019 and 2018, respectively. The net cash used in investing activities decreased primarily due to the reduction in purchasing of additional equipment.

Net cash provided by financing activities was approximately $12,291,000 and $37,132,000 for the years ended December 31, 2019 and 2018, respectively. The decrease in cash provided by financing was primarily due to a lower amount of proceeds raised from equity financing transactions in 2019 compared to 2018.

Loan Agreements

In connection with our acquisition of USC and the transactions contemplated by the merger agreement relating to the USC acquisition, we assumed approximately $5,722,000 principal amount of debt obligations under two loan agreements and related loan documents relating to the building, real property and equipment that certain third parties agreed to transfer to the company or USC in connection with the merger transaction, as well as the two loan agreements to which USC is a party, a working capital loan and an equipment loan, and related loan documents evidencing loans previously made to USC, and we agreed to become an additional co-borrower under the loan agreement and related documents, such documents as amended referred to as the “Loan Documents.”  The lender in all of the Loan Documents was First Federal Bank and/or its successor Bear State Bank, referred to as Lender or the Bank.  In November 2016, we entered into amendments of our loan agreements with the Bank. The balances of the USC working capital line, building loan and equipment loan were due and payable on February 28, 2018, August 9, 2020 and October 1, 2019, respectively. There was no outstanding balance on the USC Working Capital Line at its maturity date, and that agreement has not currently been renewed or extended.  In addition, amounts owed under the equipment loan have been previously paid and there is no outstanding balance under those loan documents. Periodic interest and principal payments under the building loan agreement are approximately $23,000 per month. We also entered into a loan and security agreement with the Lender, referred to as the Adamis Working Capital Line, pursuant to which we may borrow up to an aggregate of $2,000,000 to provide working capital to USC, subject to the terms and conditions of the loan agreement. Our obligations under the Adamis Working Capital Line were secured by certain collateral, including without limitation our interest in amounts that we have loaned to USC; a warrant that we issued to the Lender to purchase up to 1,000,000 shares of our common stock at an exercise price equal to par value per share, only exercisable by Lender if we were in default under the loan documents and if the Lender delivered a notice to us and we do not cure the default within the applicable cure period; and our Certificate of Deposit (“CD”) with the Lender of approximately $1,000,000.   On June 28, 2018, the company and the Lender amended the warrant and the loan and security agreement to provide that effective as of June 1, 2018, if the company has not paid in full all amounts that are required to be paid to the Lender under the loan documents on or before the maturity date of the loan, then the Lender may exercise the Warrant. In July 2018, the Lender delivered a notice of exercise of the warrant and sold warrant shares in an amount sufficient to satisfy substantially all of the outstanding principal balance of the loan. The Company paid the remaining principal and accrued unpaid interest, and there is no outstanding balance under the Adamis Working Capital Line. In addition, the Lender released the company’s $1.0 million restricted Certificate of Deposit that had served as additional collateral for the Adamis Working Capital Line, and the amount is no longer restricted cash.

The building loan agreement included in the amended Loan Documents with the Bank include a variety of representations, warranties and covenants that we are required to comply with. If we do not comply with the provisions of such agreements and documents and the Bank declares an event of default, the Bank would be entitled to accelerate the maturity date of the loans, the principal and accrued interest would become due and payable, and the Bank could elect to exercise its remedies as a secured creditor under the loan documents and applicable law.

Our ability to make scheduled payments on our indebtedness depends on our future performance and ability to raise additional capital if required, which is subject to economic, financial, competitive and other factors, some of which are beyond our control. If we are unable to generate sufficient cash to service our debt, we may be required to adopt one or more alternatives, such as selling assets, attempting to restructure our debt or obtaining additional capital through sales of equity or incurrence of additional debt on terms that may be onerous or highly dilutive to our stockholders. Our ability to engage in any of these activities would depend on the capital markets and our financial condition at such time, and we may not be able to do so when needed, on desirable terms or at all, which could result in a default on our debt obligations. Additionally, the building loan included in the Loan Documents contains various restrictive covenants, including, among others, our obligation to deliver to the Bank certain financial and other information, our obligation to comply with certain notice and insurance requirements, and our inability, without the Bank’s prior consent, to dispose of certain of our assets, incur certain additional indebtedness, enter into certain merger, acquisition or change of control transactions, pay certain dividends or distributions on or make certain repurchases of our capital stock or incur any lien or other encumbrance on our assets, subject to certain permitted exceptions.  Any failure by us to comply with any of these covenants, subject to certain cure periods, or to make all payments under the debt instruments when due, would cause us to be in default under the applicable debt instrument. In the event of any such default, the Bank may be able to foreclose on the assets that secure the debt or declare all borrowed funds, together with accrued and unpaid interest, immediately due and payable, thereby potentially causing all of our available cash to be used to pay our indebtedness or forcing us into bankruptcy or liquidation if we do not then have sufficient cash available. Any such event or occurrence could severely and negatively impact our business, financial conditions or results of operations.

For additional information concerning our debt and equity financing transactions, and our loan agreements, see Notes 10, 11, 12, 15 and 16 accompanying our financial statements included elsewhere herein.

As noted above under the heading “Going Concern and Management Plan,” through December 31, 2019, Adamis had incurred substantial losses. The availability of any required additional funding cannot be assured. If we do not obtain additional equity or debt funding in the near future, our cash resources will be depleted and we will be required to materially reduce or suspend operations. Even if we are successful in obtaining additional funding to permit us to continue operations at the levels that we desire, substantial time will pass before we obtain regulatory marketing approval for any products and begin to realize revenues from sales of specialty pharmaceutical products, and during this period Adamis will require additional funds. No assurance can be given as to the timing or ultimate success of obtaining future funding. As noted under the heading Recent Developments, the Company will be required to devote additional cash resources, which could be significant, in order to continue development and commercialization of our product candidates and to support our other operations and activities.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based on our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following accounting policies and estimates are most critical to aid you in understanding and evaluating our reported financial results. For further discussion of our accounting policies, see Note 3 in the accompanying notes to our consolidated financial statements appearing elsewhere in this Annual Report on Form 10-K.

 Segment Reporting

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 280, Segment Reporting (“ASC 280”), establishes standards for the way that public business enterprises report information about operating segments in their annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. ASC 280 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company’s business segments are based on the organization structure used by the chief operating decision maker for making operating and investment decisions and for assessing performance. Commencing April 1, 2020, our management, including the chief executive officer, who is our chief operating decision maker (“CODM”), began managing our operations as operating in two business segments: Drug Development and Commercialization which includes out-licensing the Company’s FDA approved products; and Compounded Pharmaceuticals which includes the Company’s registered outsourcing facility, based on changes to the way that management monitors performance, aligns strategies, and allocates resources. We are a specialty biopharmaceutical Company focused on developing products in various therapeutic areas, including respiratory disease, allergy and opioid overdose; and a registered drug compounding outsourcing facility, that provides prescription compounded medications, including compounded sterile preparations and nonsterile compounds, to patients, physician clinics, hospitals, surgery centers and other clients throughout most of the United States. The Compounded Pharmaceuticals business also provides certain veterinary pharmaceutical products for animals.

Revenue Recognition. Revenue is recognized pursuant to ASC Topic 606, “Revenue from Contracts with Customers” (ASC 606). Accordingly, revenue is recognized at an amount that reflects the consideration to which the company expects to be entitled in exchange for transferring goods or services to a customer. This principle is applied using the following five-step process:

1.	Identify the contract with the customer
2.	Identify the performance obligations in the contract
3.	Determine the transaction price
4.	Allocate the transaction price to the performance obligations in the contract
5.	Recognize revenue when (or as) each performance obligation is satisfied

Cost of Sales. Our cost of sales includes direct and indirect costs to manufacture formulations and sell products, including active pharmaceutical ingredients, personnel costs, packaging, storage, royalties, shipping and handling costs, the write-off of obsolete inventory and other related expenses.

Accounts Receivable. Accounts receivable are reported at the amount management expects to collect on outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and credit to allowance for doubtful accounts. Uncollectible amounts are based on USC’s history of past write-offs and collections and current credit conditions.

Inventories. Inventories are valued at the lower of cost or net realizable value. The cost of inventories is determined using the first-in, first-out (“FIFO”) method. Inventories consist of compounding formulation raw materials, work-in-process, currently marketed products, and device supplies. Monthly, the company reviews the expiration dates of the raw materials, work-in-process and finished goods inventory, and a reserve for obsolescence is recorded based on the expiration dates.

Acquisitions and Intangibles. The accounting for business combinations requires management to make judgments and estimates of the fair value of assets acquired, including the identification and valuation of intangible assets, as well as liabilities assumed. Such judgments and estimates directly impact the amount of goodwill recognized in connection with each acquisition, as goodwill represents the excess of the purchase price of an acquired business over the fair value of its net tangible and identifiable intangible assets.

Goodwill and Other Long-Lived Assets. Goodwill, which has an indefinite useful life, represents the excess of purchase consideration over fair value of net assets acquired. Goodwill is reviewed for impairment at least annually as of December 31 each year, or more frequently if events occur indicating the potential for impairment. During its goodwill impairment review, the company may assess qualitative factors to determine whether it is more likely than not that the fair value of its reporting unit is less than its carrying amount, including goodwill. The qualitative factors include, but are not limited to, macroeconomic conditions, industry and market considerations, and the overall financial performance and outlook of the company. If, after assessing the totality of these qualitative factors, the company determines that it is not more likely than not that the fair value of its reporting unit is less than its carrying amount, then no additional assessment is deemed necessary. Otherwise, the company proceeds to perform the two-step test for goodwill impairment. The first step involves comparing the estimated fair value of the reporting unit with its carrying value, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the company performs the second step of the goodwill impairment test to determine the amount of loss, which involves comparing the implied fair value of the goodwill to the carrying value of the goodwill.

The company evaluates its long-lived assets with definite lives, such as property and equipment, acquired technology, customer relationships, patent and license rights, for impairment by considering competition by products prescribed for the same indication, the likelihood and estimated future entry of non-generic and generic competition with the same or similar indication and other related factors. The factors that drive the estimate of the life are often uncertain and are reviewed on a periodic basis or when events occur that warrant review. Recoverability is measured by comparison of the assets’ book value to future net undiscounted cash flows that the assets are expected to generate.

We performed an impairment analysis as of December 31, 2019 and 2018, and no impairment of goodwill or acquired intangibles was identified. The coronavirus pandemic and the related significant market decline, including the market price of the common stock of Adamis, may constitute a triggering event that requires an assessment of the company’s goodwill and other intangible assets as of March 31, 2020.

Deferred Income Taxes. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the tax basis of such assets and liabilities. The company maintains a valuation allowance against its deferred tax assets due to the uncertainty regarding the future realization of such assets, which is based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences. Until such time as the company can demonstrate that it will no longer incur losses, or if the company is unable to generate sufficient future taxable income, it could be required to maintain the valuation allowance against its deferred tax assets.

Stock-Based Compensation. We account for stock-based compensation transactions in which we receive employee services in exchange for options to purchase common stock. Stock-based compensation cost for restricted stock units or RSUs is measured based on the closing fair market value of our common stock on the date of grant. Stock-based compensation cost for stock options is estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes option-pricing model. We recognize stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period.

Derivative Instruments and Hedging Activities. Derivatives are recognized as either assets or liabilities in the consolidated balance sheets and are measured at fair value. The treatment of gains and losses resulting from changes in the fair values of derivative instruments is dependent on the use of the respective derivative instrument and whether they qualify for hedge accounting.

Off Balance Sheet Arrangements

At December 31, 2019, we did not have any off balance sheet arrangements.

Recent Accounting Pronouncements

Recent accounting pronouncements are disclosed in Note 3 to the accompanying consolidated financial statements included in Item 15 of this Annual Report on Form 10-K.